Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-58648, 333-59826, 333-82122, 333-104697 and 333-113299) of our reports dated March 14, 2005, with respect to the consolidated financial statements of Introgen Therapeutics, Inc., Introgen Therapeutics, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Introgen Therapeutics, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2004.

/s/ Ernst & Young LLP

Austin, Texas
March 14, 2005